Exhibit 10.18
OTIS WORLDWIDE CORPORATION
SAVINGS RESTORATION PLAN
Amendment #2

The Otis Worldwide Corporation Savings Restoration Savings Plan, Amended and Restated as of March 11, 2020 (the “Plan”) is hereby amended as follows:
1.Effective March 11, 2020, Article II(z) is hereby amended as follows:
(z)    “Qualified Saving Plan means the United Technologies Corporation Employee Savings Plan until the Spin-off date and means the Otis Retirement Savings Plan from and after the Spin-off date.”
2.Effective March 11, 2020, the last sentence of Section 4.6 is hereby deleted.
3.Effective December 1, 2021, Section 5.5 is hereby amended as follows:
“A Participant is always 100% vested in his or her Participant Contribution Account. A Participant shall be vested in the value of his or her Otis Contribution Account upon the first to occur of the following: participation in the Plan for two years (including the UTC SRP prior to the Spin-off); completion of two years of Continuous Service (as defined in the Qualified Savings Plan), attainment of age 65; the death or Disability of the Participant while employed by an Otis Company; the layoff of a Participant from an Otis Company due to lack of work; or the Participant’s entrance into United States military service before completing two years of Plan participation.”
4.Effective January 1, 2021, the first sentence of Section 8.1 is hereby amended as follows:
“The Committee may, at any time, amend the Plan in whole or in part, provided that no amendment may decrease the value of any Plan Accounts as of the date of such amendment.”
IN WITNESS WHEREOF, this Amendment #2 has been duly executed by the Vice President, Total Rewards of Otis Worldwide Corporation as of the date indicated below.

                    /s/ Steve Stevenson
                    Vice President, Total Rewards
                    Steve Stevenson

Dated: December 23, 2021